SCHEDULE 14 C

                INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Check the appropriate box:

                      [ ] Preliminary information statement
                     [ X ] Definitive information statement

 Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

                          Crown Medical Solutions, Inc.
                  (NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

               Payment of Filing Fee (Check the appropriate box):

                              [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Not Applicable. (2) Aggregate number of securities to which transaction applies: Not Applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable. (4) Proposed maximum aggregate value of transaction: Not Applicable.
(5) Total fee paid: Not Applicable.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: Not Applicable.
(2) Form, Schedule or Registration Statement No. : Not Applicable. (3) Filing
Party: Not Applicable. (4) Date Filed: Not Applicable.


                           CROWN MEDICAL SYSTEMS, INC.
                 121 WEST SYCAMORE STREETO KOKOMO, INDIANA 46901
                               TEL: (765) 456-1089
                              FAX: (765) 456-2848


                                November 15, 2004

Dear Stockholder:

         This Information Statement is being provided to inform you that the Board of Directors and the holders of a majority of the outstanding common stock of Crown Medical Solutions, Inc., a Nevada corporation (the "Company"), has delivered to the Company written consent to the following action:

                  Authorizing a change of the corporate name to PaperFree Medical Solutions, Inc. or to any name selected by the board of directors and adopt, without shareholder action, one or more amendments to the Articles of Incorporation.

         The actions taken by the holders of a majority of the outstanding common stock will become effective twenty (20) days from the date hereof.

         This Information Statement is being provided to you for information purposes only. Your vote is not required to approve the action. This Information Statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one.

Very truly yours,


/s/William L. Sklar
-----------------------------
William L. Sklar, President


                              INFORMATION STATEMENT
                                       OF
                          CROWN MEDICAL SOLUTIONS, INC.

                       NOTICE TO STOCKHOLDERS PURSUANT TO
              SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934


         This Information Statement is being furnished to the holders of common stock, no par value per share (the "Company Common Stock"), of Crown Medical Solutions, Inc., a Nevada corporation (the "Company") to inform you that the Board of Directors of the Company and the holders of a majority of the outstanding Company Common Stock have authorized, by written consent dated September 3, 2004, the board of directors of the Company to change the corporate name to any name selected by the board of directors.

-------------------------------------------------------------------------------
                 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

                        REQUESTED NOT TO SEND US A PROXY
-------------------------------------------------------------------------------

         There were 5,968,837 common shares issued and outstanding on November 14, 2004, the record date for shares entitled to notice of and to sign written consents in connection with the amendment. In connection with the amendment to the Articles of Incorporation. Each share of our common stock is entitled to one vote and each share of our preferred stock is entitled to no votes because each share of preferred stock is entitled to vote the number of shares of common stock issuable upon conversion.

         Prior to the mailing of this Information Statement, certain of our officers, directors and affiliates, who represent a majority of our outstanding voting shares, signed written consents approving the amendment to the Articles of Incorporation. As a result, the amendment has been approved and neither a meeting of our stockholders nor additional written consents are necessary.


                          AMENDMENT TO THE ARTICLES OF
                     INCORPORATION TO CHANGE NAME OF COMPANY

         Pursuant to the consent, the name of the Company shall be changed from "Crown Medical Solutions, Inc." to "PaperFree Medical Solutions, Inc." or to any name selected by the Board of Directors. The name change will become effective upon the proper filing of Articles of Amendment to the Articles of Incorporation.

         The decision to change the name of the Company was based on the desire of management to cause the Company name to more closely reflect the nature of the Company's business.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED FEBRUARY 29, 2004 MAY BE OBTAINED BY WRITTEN REQUEST FROM Mr. William
L. Sklar, chairman & CEO, Crown Medical Solutions, Inc., 121 West sycamore street, kokomo, INdiana 46901. Copies can also be obtained from the Public Reference Section of the Securities and exchange Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. We file documents and reports electronically through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") which is publicly available through the Commission's Internet World Wide website, http://www.sec.gov.


   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS OF REGISTRANT

         The directors, executive officers and key employees of the Company, are as follows:

                  NAME                               AGE               POSITION
                  Dr. Newell D. Crane                57                Chief Executive Officer, Director
                  William L. Sklar                   56                President, Chief Financial Officer, Chief Accounting Officer
                                                                       Secretary and Director
                  Crawford Shaw                      69                Director
                  David L. Bailey                    64                Director
                  Dr. Richard J. Paver               44                Director
                  Brian D. Knight                    54                VP Marketing
                  Richard Wedig                      57                VP Sales
                  Dr. Mark Jennings                  41                Advisory Board
                  Darlene L. Cox                     51                Advisory Board
                  Kim Allbaugh                       49                Advisory Board

         Newell D. Crane, MBA, PhD, Director, Age 57 - Dr. Crane brings 30 years of experience in the medical field ranging from pharmaceuticals to clinical software. In 1969, Dr. Crane began his career with Searle Pharmaceuticals as a medical sales representative in Beverly Hills, California. Over the next 16 years with Searle, Dr. Crane held positions in hospital sales, medical training, drug utilization and analysis, and field sales management responsible for the mid-west. While still with Searle Pharmaceuticals and as part of a drug research project, Dr. Crane joined the Pharmacy Department at the University of Cincinnati as assistant professor of Pharmacy with responsibility for research grants and graduate studies at the Masters and Doctorate level for Business & Pharmacy. In 1984, Dr. Crane founded Del Crane Medical Corporation & Cold Jet, Inc. The Cold Jet Company manufactures specialized industrial carbon dioxide blasting and cleaning equipment. The company today has grown to the #1 position in the world with distribution in 20 countries. Cold Jet can be found on the Web at www.coldjet.com. At the same time Dr. Crane founded Del Crane Medical, a company that provides billing services and medical supplies to patients in nursing homes. Del Crane has provided product, billing services and clinical software to over 1,000 nursing homes in the US. In 1994, Dr. Crane founded Masterpiece Medical to provide clinical software to the physician marketplace. In 1997 Masterpiece Medical acquired control of Del Crane Medical. Masterpiece and Del Crane were sold in 2001 and in 2002 Dr. Crane assumed the role of President to Wireless Healthcare Solutions.

         William L. Sklar, President, Chief Financial Officer, Chief Accounting Officer, Secretary and Director, Age 56 - Chief Financial Officer, Chief Accounting Officer and Director. Until the merger he served as President and Director of The Company since January 2004. Mr. Sklar has operated Willmar Management Corp., a consultancy providing business and financial services since 1988. Since 1999, he has acted as a consultant to Secure Electrans Ltd., a UK provider of domestic electric meters. He has dealt with regulators, investors, creditors and professional advisors in both Canada and England during various start up ventures including Neotel Inc., a biometric security company, publicly traded in Canada. He served as director and Vice Chairman for Metro Toronto Housing Authority a Provincial-Federal board overseeing 32,000 rental units in Toronto from 1983-1989. He received a Bachelor of Commerce degree from the University of Toronto in 1970.

         Crawford Shaw, Director, Age 69 - During the past 30 years, has been a leading international lawyer, financier and management consultant with offices in New York, London and Paris.

         Mr. Shaw graduated from Yale College in 1958 and the Yale Law School in 1961. He received a diploma from The Hague School of International Law and is a former Fellow of the Association of the Bar of the City of New York. He is the Editor of A Lawyer's Guide to International Business Transactions published by the American Bar Association and The American Law Institute. He is a member of the New York Bar and was admitted to practice before the Appellate Division and Court of Appeals in New York as well as the United States Court for the Southern District of New York and the United States Court of International Trade.

         Mr. Shaw practiced Law in New York for many years as a partner in the Firm of Shaw and Reed. Mr. Reed was formerly the Assistant Secretary of the Treasury in the Kennedy Administration. Mr. Shaw founded the firm and originated and serviced such clients as the Lockheed Corporation, American Home Products, National Semiconductor, Triumph Motor Cycles and the like. During the past ten years, Mr. Shaw has served as a legal, financial and management consultant to several small and medium sized private and public corporations.

         Mr. Shaw currently resides in Houston, Texas and maintains offices in Houston, Dallas and New York. He has three children and three grandchildren, is an avid tennis player and has traveled extensively throughout Europe, Asia, Latin America and the Caribbean.

         David L Bailey, Director, Age 64 - Mr. Bailey served as Chairman of the Board, President and Chief Executive Officer of CeriStar, Inc., a publicly traded company whose principal product is the delivery of voice, video and data services over a fiber network, from December 1999 until October 9, 2003. From May 1997 to December 1999, Mr. Bailey served as Managing Partner of DL Group, a limited liability corporation, which marketed computer software and telecommunications products. From 1993 to 1997, he was Chairman and Chief Executive Officer of VZ Corp., a software development company. Mr. Bailey has also been Chairman and Chief Executive Officer of Clyde Digital Systems and Cericor, and was the lead founder and Chief Executive Officer of Iomega, Inc.

         By virtue of their efforts in founding and organizing the business of Crown Delaware, Messrs. Knight, Sterling and Wayt may be deemed "founders" or "promoters" of Crown Delaware.

         Richard Paver, Director, Age 44 - Dr. Richard Paver, Director - Dr. Paver is a Family Practice Physician who currently serves as the Director of Medical Services, Naval Hospital, Rota, Spain. In 1988, Commander Paver was commissioned in the Medical Corps under the HPSP program, graduating from the College of Osteopathic Medicine of the Pacific in 1992. He performed his internship at Naval Hospital Camp Pendleton and completed his Residency in Family Practice in 1995. Immediately thereafter he reported for duty to Branch Medical Clinic, Sasebo, Japan where he served as staff physician. In October 1998, he reported to Naval Hospital, Okinawa, Japan where he served as Department Head of Evans and Bush Branch Medical Clinics. In July 2002, he reported to Naval Hospital, Rota, Spain where he has served in a variety of capacities of steadily increasing responsibility, and in his current role as Director of Medical Services since June 2004. Dr. Paver is an actively practicing physician with both outpatient and in-patient responsibilities, including obstetrics. He brings an interest and experience in performance improvement activities such as: IM/IT utilization in the practice setting; HIPPA implementation; cost, productivity and workload analyses; JCAHO sustainment and coding. Current appointments include the Executive Committee of the Medical Staff and the Executive Steering Committee. He has maintained board certification with the American Academy of Family Practice since 1995 with re-certification in July 2001.

         Brian D. Knight, VP Marketing, Age 54 - Mr. Knight has served as a director of The Company since January 2004. Mr. Knight has over 29 years of infield recruiting, sales, and marketing experience in both the insurance and medical arenas. He began his career with Prudential of America, quickly moving into Management. He has been a successful Branch Manager with Canada Life, a recruiting Vice President with the Heritage Group of Companies, as well as a Vice President and cofounder of the Investment Center (one of the largest insurance brokerage groups in Ontario). Mr. Knight has recruited and managed large sales forces, always reaching sales projections with a high success rate in agent retention and productivity. Brian has a Bachelor of Administration degree from Wilfred Laurier University. He has attended many insurance and medical billing seminars and training courses, as well as received numerous branch and personal sales awards.

         Richard Wedig, VP Sales - Mr. Wedig has been involved in health care and health care administration since 1970. He has worked in patient care as well as administration. His experience includes designing, building and managing health care organizations. Mr. Wedig has been the CEO of Regimed, Inc since 1993. Mr. Wedig has prior experience as a hospital administrator in Seattle, WA. His current responsibilities include the direct hands on and oversight training of physician groups and hospitals to include: Feasibility and Demographic Studies - Medical facilities, i.e., Medical Centers, Out Patient Surgical Centers, Group Practice Formation, and Practice Redesign. Training Programs for Physicians, Staff & Board Members - Provide training programs for physicians' office staff and hospital staff throughout the United States in the areas of patient relations and strategic planning. Practice Management - Day to day operations of orthopedic medical practices and outpatient surgical centers. Cash flow management, budgeting, personnel, contract negotiations and practice promotion. Work with medical schools throughout the world in testing and evaluating new medical equipment and supplies.



                                 Advisory Board

         The Company has established an Advisory Board to assist it in its dealings with Medical Practionsers. The initial board is comprised of:

         Mark Jennings, M.D., Age 41 - In July 1991, Dr. Jennings entered his practice in Anderson, Indiana where he quickly realized a solution was needed to balance the pace and workload. He created and developed MD PaperFree - Electronic Medical Record. Sonyia, his wife and Office Manager, along with his staff worked with Dr. Jennings abstracting the data and perfecting the uses in a busy medical practice.

         Dr. Jennings is the Medical Director/Owner of the Back Pain Institute of Indiana in Indianapolis and the Back Pain Institute of Cleveland in Seven Hills, Ohio. He is a medical graduate of Indiana University School of Medicine and completed his residency at Methodist Hospital of Indianapolis, Indiana. Dr. Jennings holds honors as Who's Who in American Colleges and Universities, President of the National Honor Society, and the Harry and Hattie Steinmetz Scholarship for Academic Achievement

         Darlene L. Cox, Director, Age 51 - For over twenty years, Ms. Cox has held leadership positions as an executive healthcare consultant, healthcare executive and nursing administrator. In 1999, Ms. Cox was appointed as President and Chief Executive Officer of Essex Valley Healthcare, Inc., East Orange General Hospital in New Jersey. She has served as Vice President and Chief Nursing Officer at the New York Presbyterian Hospital and prior to that, Ms. Cox was Chief Nurse and Administrator of Patient Care Services at the University of Medicine and Dentistry of New Jersey (UMDNJ).

         During 1991-1992 Ms. Cox, served as a White House Fellow while on a sabbatical from UMDNJ. During that time, she was Special Assistant (an appointment made by the President of the United States) to Edward Derwinski, the Secretary of Veterans' Administration, Washington, DC. Ms. Cox represented the University Hospitals as a witness before the House of Representatives Subcommittee of the House Government Operations Committee (Impact of AIDS on the acute care environment). She has written and published several articles related to Patient Care.

         Ms. Cox received her undergraduate degree in Nursing from Cornell University, New York Hospital School of Nursing and is also a graduate of the University of Michigan Graduate School of Rackham, Ann Arbor, Michigan, where she received a Master of Science degree in Nursing. She is a Wharton Healthcare Executive Fellow and also holds a certificate from The Harvard School of Public Health. Ms. Cox holds licenses to practice as a registered nurse in the States of Michigan, New York and New Jersey.

         Kim Allbaugh, Age 49 - Mr. Allbaugh completed his Bachelor's Degree at Manchester College in 1977. He worked as an Emergency Medical Technician and Paramedic until he obtained his Registered Respiratory Therapy degree in 1979. After working at Parkview Memorial Hospital in Cardiopulmonary Services, he was appointed Director of Cardiopulmonary Services at St. Joseph Memorial Hospital in Kokomo from 1980 to 1985. He successfully created one of the earliest Pulmonary and Cardiac Rehabilitation programs in the state. His department was very active in cardiopulmonary research and development. During this time he was elected to Chairman of Region II for Respiratory Therapy and in 1985 elected President of the state Respiratory Therapy Society. From 1985, he managed a multi-physician medical practice until 1990. During this time he helped complete a multimillion-dollar relocation and implemented many ancillary services. In 1987, he started Kokomo Medical Services providing home healthcare and equipment for the surrounding communities. In 1990, he created KMS Mobile X-ray and KMS Computer Services. KMS Mobile X-ray Services provided mobile radiology services to hospitals, nursing homes and patient residences. Since 1990, Mr. Allbaugh has been President/CEO of KMS Computer Services, Inc. developing software-based, office automation systems and data-center hosting services for healthcare providers..


                             EXECUTIVE COMPENSATION

            The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal year ended February 29, 2004.

                               Annual Compensation
                          -------------------------------------------------------------------------------------
    Name & Position           Year            Salary            Bonus               Other Compensation
------------------------- -------------- ----------------- ----------------- ----------------------------------
William L. Sklar,             2004            21,000              0                          0
President/Director

Brian Knight, Director        2004              0                 0                          0

James Sterling, Director      2004              0                 0                          0

Darlene Cox, Former           2004              0                 0                          0
Director Board

G. Paul Marshall,             2004              0                 0                          0
Former Officer and
Director

Earl Hope, Former             2004              0                 0                          0
Officer and Director          2003              0                 0                $1,000 Consulting Fee

Mario Aiello, Former          2004              0                 0                          0
Officer and Director          2003              0                 0                          0

Robert Hoegler, Former        2004              0                 0                          0
Director                      2003              0                 0                          0


                                 STOCK OWNERSHIP

         The following table sets forth information as of the Record Date, regarding the beneficial ownership of our common stock (i) by each person or group known by our management to own more than 5% of the outstanding shares of our common stock, (ii) by each director, the chief executive officer and each of the other executive officers that were paid more than $100,000 during the last fiscal year, and (iii) by all directors and executive officers as a group.
Unless otherwise noted, each person has sole voting and investment power over the shares indicated below, subject to applicable community property laws.

   Title of Class       Name and Address of Beneficial     Amount and Nature of Beneficial      Percent of
                                    Owner                               Owner                      Class
--------------------- ----------------------------------- ----------------------------------- ----------------
--------------------- ----------------------------------- ----------------------------------- ----------------
Common Stock          James A. Sterling                               5,243,254                   11.431%
                      6724 Amposta Drive
                      El Paso, TX 79912

                      Brian Knight                                    5,243,254                   11.431%
                      106 Shadow Bend Lane
                      Cary, NC 27511

                      Jerry S. Wayt                                   5,244,254                   11.433%
                      860 Showers Lane
                      Martinsburg, WV 25401

                      Laurence Watkins                                 574,603                    1.253%
                      1801 SE Hillmoor Drive
                      Port Saint Lucie
                      Florida 34952-7553

                      Crawford Shaw
                      2035 Park Grand Road
                      Houston, TX 77062-4751

                      David L. Bailey
                      265 E 100 S, Suite 265
                      Salt Lake City, UT 84111

                      Richard Paver
                      S. Naval Hospital Rota, Spain
                      PSC 819 Box 18
                      USNH #66
                      FPO AE 09645-2500

                      William L. Sklar                                1,959,397                   4.272%
                      513 Roselawn Avenue
                      Toronto, ON, Canada M5N 1K2


                      Mark Jennings                                   1,797,222                   3.918%
                      2101 Jackson Lane
                      Anderson, IN 460114-9260


                      Darlene L. Cox                                   287,302                    0.626%
                      33 Lakeview Drive
                      Old Tappan, NJ 07675
                                                          ----------------------------------- ----------------
TOTAL                                                                 20,349,286                  44.364%
                                                                      ==========                  =======

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as disclosed below, during our most recently completed fiscal year, none of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

         Our management is involved in other business activities and may, in the future become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between our business and their other business interests. In the event that a conflict of interest arises at a meeting of our directors, a director who has such a conflict will disclose his interest in a proposed transaction and will abstain from voting for or against the approval of such transaction.